Page 1 of 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
        (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                 NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    647581107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 15 Pages

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 2 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Tiger Global Private Investment Partners II, L.P. ("Tiger PIP II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands

--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               7,278,532 shares (including 7,227,912
         SHARES                represented by 1,806,978 American Depositary
                               Shares, which may be exchanged into common
      BENEFICIALLY             shares), except that Tiger Global PIP
                               Performance II, L.L.C. ("Tiger Performance II"),
     OWNED BY EACH             the general partner of Tiger PIP II, may be
                               deemed to have sole voting power with respect to
       REPORTING               such shares, Tiger Global Management, LLC ("Tiger
                               Management"), the investment manager of Tiger PIP
         PERSON                II, may be deemed to have sole voting power with
                               respect to such shares, and Charles P. Coleman
          WITH                 III ("Coleman"), the managing member of each of
                               Tiger Performance II and Tiger Management, may be deemed to have sole voting power with respect to such shares.

                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               7,278,532 shares (including 7,227,912 represented by 1,806,978 American Depositary Shares, which may be exchanged into common shares), except that Tiger Performance II, the general partner of Tiger PIP II, may be deemed to have sole dispositive power with respect to such shares, Tiger Management, the investment manager of Tiger PIP II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Performance II and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           7,278,532
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    4.8%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 3 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Performance II, L.L.C. ("Tiger Performance II")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             7,278,532 shares (including 7,227,912 represented
         SHARES              by 1,806,978 American Depositary Shares, which may
                             be exchanged into common shares), all of which are
      BENEFICIALLY           directly owned by Tiger PIP II.  Tiger Performance
                             II is the general partner of Tiger PIP II and may
     OWNED BY EACH           be deemed to have sole voting power with respect to
                             such shares, and Coleman, the managing member of
       REPORTING             Tiger Performance II, may be deemed to have sole
                             voting power with respect to such shares.
         PERSON
                         -------------------------------------------------------
          WITH
                         6   SHARED VOTING POWER
                             See response to row 5.

                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             7,278,532 shares (including 7,227,912 represented by 1,806,978 American Depositary Shares, which may be exchanged into common shares), all of which are directly owned by Tiger PIP II. Tiger Performance II is the general partner of Tiger PIP II and may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of Tiger Performance II, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           7,278,532
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    4.8%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 4 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, L.P. ("Tiger Global")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             48,520 shares (represented by 12,130 American
         SHARES              Depositary Shares, which may be exchanged into
                             common shares), except that each of Tiger Global
      BENEFICIALLY           Performance, LLC ("Tiger Global Performance"), the
                             general partner of Tiger Global, and Tiger
     OWNED BY EACH           Management, the investment manager of Tiger
                             Global, may be deemed to have sole voting power
       REPORTING             with respect to such shares, and Coleman, the
                             managing member of each of Tiger Global
         PERSON              Performance and Tiger Management, may be deemed to
                             have sole voting power with respect to such shares.
          WITH           -------------------------------------------------------

                         6   SHARED VOTING POWER
                             See response to row 5.

                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             48,520 shares (represented by 12,130 American Depositary Shares, which may be exchanged into common shares), except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           48,520
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 5 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global II, L.P. ("Tiger Global II")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             12,168 shares (including 12,056 represented by
         SHARES              3,014 American Depositary Shares, which may be
                             exchanged into common shares), except that each of
      BENEFICIALLY           Tiger Global Performance, the general partner of
                             Tiger Global II, and Tiger Management, the
     OWNED BY EACH           investment manager of Tiger Global II, may be
                             deemed to have sole voting power with respect to
       REPORTING             such shares, and Coleman, the managing member of
                             each of Tiger Global Performance and Tiger
         PERSON              Management, may be deemed to have sole voting
                             power with respect to such shares.
          WITH           -------------------------------------------------------

                         6   SHARED VOTING POWER

                             See response to row 5.

                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             12,168 shares (including 12,056 represented by 3,014 American Depositary Shares, which may be exchanged into common shares), except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           12,168
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN

--------------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 6 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, Ltd. ("Tiger Ltd.")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands

--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             29,848 shares (represented by 7,462 American
         SHARES              Depositary Shares, which may be exchanged into
                             common shares), except that Tiger Management, the
      BENEFICIALLY           investment manager of Tiger Ltd., may be deemed to
                             have sole voting power with respect to such shares,
     OWNED BY EACH           and Coleman, the director of Tiger Ltd. and the
                             managing member of Tiger Management, may be deemed
       REPORTING             to have sole voting power with respect to such
                             shares.
         PERSON
                         -------------------------------------------------------
          WITH
                         6   SHARED VOTING POWER
                             See response to row 5.

                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             29,848 shares (represented by 7,462 American
                             Depositary Shares, which may be exchanged into common shares), except that Tiger Management, the investment manager of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Ltd. and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           29,848
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 7 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Performance, LLC ("Tiger Global Performance")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               60,688 shares, of which 48,520 (represented by
         SHARES                12,130 American Depositary Shares, which may be
                               exchanged into common shares) are directly owned
      BENEFICIALLY             by Tiger Global and 12,168 (including 12,056
                               represented by 3,014 American Depositary Shares,
     OWNED BY EACH             which may be exchanged into common shares) are
                               directly owned by Tiger Global II.  Tiger Global
       REPORTING               Performance is the general partner of each of
                               Tiger Global and Tiger Global II and may be
         PERSON                deemed to have sole voting power with respect to
                               such shares, Tiger Management is the investment
          WITH                 manager of each of Tiger Global and Tiger Global
                               II and may be deemed to have sole voting power
                               with respect to such shares and Coleman, the
                               managing member of each of Tiger Global
                               Performance and Tiger Management, may be deemed
                               to have sole voting power with respect to such
                               shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               60,688 shares, of which 48,520 (represented by 12,130 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global and 12,168 (including 12,056 represented by 3,014 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II. Tiger Global Performance is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           60,688
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 8 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Management, LLC ("Tiger Management")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             7,369,068 shares, of which 7,278,532 are directly
         SHARES              owned by Tiger PIP II (including 7,227,912
                             represented by 1,806,978 American Depositary
      BENEFICIALLY           Shares, which may be exchanged into common
                             shares), 48,520 (represented by 12,130 American
     OWNED BY EACH           Depositary Shares, which may be exchanged into
                             common shares) are directly owned by Tiger Global,
       REPORTING             12,168 (including 12,056 represented by 3,014
                             American Depositary Shares, which may be exchanged
         PERSON              into common shares) are directly owned by Tiger
                             Global II and 29,848 (represented by 7,462
          WITH               American Depositary Shares, which may be exchanged
                             into common shares) are directly owned by Tiger
                             Ltd.  Tiger Management is the investment manager
                             of each of Tiger PIP II, Tiger Global, Tiger
                             Global II and Tiger Ltd. and may be deemed to have
                             sole voting power with respect to such shares,
                             Tiger Global Performance is the general partner of
                             each of Tiger Global and Tiger Global II and may
                             be deemed to have sole voting power with respect
                             to such shares and Coleman is the managing member
                             of Tiger Management and the director of Tiger Ltd.
                             and may be deemed to have sole voting power with
                             respect to such shares.
                         -------------------------------------------------------

                         6   SHARED VOTING POWER
                             See response to row 5.

                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             7,369,068 shares, of which 7,278,532 are directly owned by Tiger PIP II (including 7,227,912 represented by 1,806,978 American Depositary Shares, which may be exchanged into common shares), 48,520 (represented by 12,130 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global, 12,168 (including 12,056 represented by 3,014 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II and 29,848 (represented by 7,462 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Ltd. Tiger Management is the investment manager of each of Tiger PIP II, Tiger Global, Tiger Global II and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares, Tiger Global Performance is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares and Coleman is the managing member of Tiger Management and the director of Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares.

                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER

                             See response to row 7.

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           7,369,068
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    4.9%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                  Page 9 of 15
----------------------------------------            ----------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Charles P. Coleman III ("Coleman")

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen

--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               7,369,068 shares, of which 7,278,532 are
         SHARES                directly owned by Tiger PIP II (including
                               7,227,912 represented by 1,806,978 American
      BENEFICIALLY             Depositary Shares, which may be exchanged into
                               common shares), 48,520 (represented by 12,130
     OWNED BY EACH             American Depositary Shares, which may be
                               exchanged into common shares) are directly owned
       REPORTING               by Tiger Global, 12,168 (including 12,056
                               represented by 3,014 American Depositary Shares,
         PERSON                which may be exchanged into common shares) are
                               directly owned by Tiger Global II and 29,848
          WITH                 (represented by 7,462 American Depositary
                               Shares, which may be exchanged into common
                               shares) are directly owned by Tiger Ltd.
                               Coleman is the managing member of each of Tiger
                               Performance II (the general partner of Tiger PIP
                               II), Tiger Global Performance (the general
                               partner of each of Tiger Global and Tiger Global
                               II) and Tiger Management (the investment manager
                               of each of Tiger PIP II, Tiger Global, Tiger
                               Global II and Tiger Ltd.) and the director of
                               Tiger Ltd. and may be deemed to have sole voting
                               power with respect to such shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               7,369,068 shares, of which 7,278,532 are directly owned by Tiger PIP II (including 7,227,912 represented by 1,806,978 American Depositary Shares, which may be exchanged into common shares), 48,520 (represented by 12,130 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global, 12,168 (including 12,056 represented by 3,014 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Global II and 29,848 (represented by 7,462 American Depositary Shares, which may be exchanged into common shares) are directly owned by Tiger Ltd. Coleman is the managing member of each of Tiger Performance II (the general partner of Tiger PIP II), Tiger Global Performance (the general partner of each of Tiger Global and Tiger Global II) and Tiger Management (the investment manager of each of Tiger PIP II, Tiger Global, Tiger Global II and Tiger Ltd.) and the director of Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           7,369,068
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    4.9%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                 Page 10 of 15
----------------------------------------            ----------------------------

This Amendment No. 1 amends the Schedule 13G filed by Tiger Global Private Investment Partners II, L.P., a Cayman Islands limited partnership ("Tiger PIP II"), Tiger Global PIP Performance II, L.L.C., a Delaware limited liability company ("Tiger Performance II"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), Tiger Global Performance, LLC, a Delaware limited liability company ("Tiger Global Performance"), Tiger Global Management, LLC, a Delaware limited liability company ("Tiger Management"), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by the Reporting Persons.

            Tiger Performance II, the general partner of Tiger PIP II, and Tiger Management, the investment manager of Tiger PIP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Tiger Management, the investment manager of each of Tiger PIP II, Tiger Global, Tiger Global II and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II, Tiger Global, Tiger Global II and Tiger Ltd. Coleman is the managing member of Tiger Performance II, Tiger Global Performance and Tiger Management and the director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP II, Tiger Global, Tiger Global II and Tiger Ltd.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP

            Tiger PIP II is a Cayman Islands limited partnership. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Performance II, Tiger Global Performance and Tiger Management are Delaware limited liability companies. Tiger Ltd. is a Cayman Islands exempted company. Coleman is a United States citizen.

OWNERSHIP:

            The following information with respect to the ownership of the Ordinary Shares of the issuer by the Reporting Persons is provided as of December 31, 2007:

                  (a)   AMOUNT BENEFICIALLY OWNED:

                        See Row 9 of cover page for each Reporting Person.

                  (b)   PERCENT OF CLASS:

                        See Row 11 of cover page for each Reporting Person.

----------------------------------------            ----------------------------
CUSIP NO. 647581107                         13 G                 Page 11 of 15
----------------------------------------            ----------------------------

                  (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                              (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                              (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x] Yes

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2008

Tiger Global Private Investment Partners II, L.P.  /s/ Charles P. Coleman III
By Tiger Global PIP Performance II, L.L.C.         -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global PIP Performance II, L.L.C.            /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global, L.P.                                 /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                   -----------------------------
Its General Partner                                Signature


                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global II, L.P.                              /s/ Charles P. Coleman III
By Tiger Global Performance, LLC                   -----------------------------
Its General Partner                                Signature


                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global, Ltd.                                 /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director

Tiger Global Performance, LLC                      /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global Management, LLC                       /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Charles P. Coleman III                             /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX

                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                             15

                                    EXHIBIT A

                            Agreement of Joint Filing
                            -------------------------

      The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Shares of New Oriental Education & Technology Group Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.